SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. ______)

Check the appropriate box:

☒ Preliminary Information Statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

AEROGROW INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

      ☒ No Fee Required.
      ☐ Fee computed on table below per Exchange Act Rules 14c- 5(g) and 0-11.

         1) Title of each class of securities to which transaction applies:  Common Stock, par value $.001 per share

         2) Aggregate number of securities to which transaction applies:  _________

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4) Proposed maximum aggregate value of transaction:  _____________

         5) Total Fee Paid.  ____________

         ☐  Fee paid previously with preliminary materials.

         ☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:  none.

         2) Form, Schedule or Registration Statement No.:  14C

         3) Filing Party:  AeroGrow International, Inc.

         4) Date Filed:  March 4, 2010

AEROGROW INTERNATIONAL, INC.
6075 Longbow Drive, Suite 200,
Boulder, Colorado  80301
(303) 444-7755
Dear Stockholder:

         We are furnishing this Information Statement to the holders of the Common Stock of AeroGrow International, Inc., a Nevada corporation (the "Company"), in connection with the determination of our Board of Directors that it is in the best interest of the Company and our shareholders to increase our authorized shares from 75,000,000 shares of common stock to 500,000,000 shares of common stock (the “Share Increase”).  Our authorized capital of 20,000,000 shares of preferred stock will remain unchanged.  The increase in authorized common stock will be effected by an amendment to our Articles of Incorporation, as amended.  As permitted by Nevada law and our Articles of Incorporation, as amended, the Company has received a written consent from the majority Shareholders of the Company approving the Share Increase.

        The Share Increase described in this Information Statement will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our Shareholders.

SHAREHOLDERS ARE NOT BEING ASKED FOR PROXIES TO VOTE THEIR SHARES WITH RESPECT TO THE INCREASE IN SHARE AUTHORIZATION. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT AND NO MEETING OF SHAREHOLDERS WILL BE HELD TO CONSIDER THE SHARE INCREASE.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         This Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. It contains a description of the Share Increase, as well as summary information regarding the transactions covered by the Information Statement. We encourage you to read the Information Statement thoroughly. You may also obtain information about us from publicly available documents filed with the Securities and Exchange Commission. We may provide only one copy of the Information Statement to Shareholders who share an address, unless we have received instructions otherwise. If you share an address, your household has received only one copy of this Information Statement and you wish to receive another copy, please contact our corporate secretary at the address or telephone number above. If you have received multiple copies and only wish to receive one copy of our SEC materials, you also may contact us at the address and phone number above.

Very truly yours,

Jack Walker
Chairman and Chief Executive Officer

AEROGROW INTERNATIONAL, INC.

INFORMATION STATEMENT

INFORMATION STATEMENT
AEROGROW INTERNATIONAL, INC.
6075 Longbow Drive, Suite 200,
Boulder, Colorado  80301
(303) 444-7755
Introduction

         This Information Statement is being furnished to the Shareholders of AeroGrow International, Inc., a Nevada corporation (the "Company"), in connection with the prior approval by our Board of Directors and the approval by written consent of the majority Shareholders of the Company of the increase in our authorized shares from 75,000,000 shares of common stock to 500,000,000 shares of common stock (the “Share Increase”).  Our authorized capital of 20,000,000 shares of preferred stock will remain unchanged.  The increase in authorized common stock will be effected by an amendment to our Articles of Incorporation, as amended, as permitted by Nevada law and our Articles of Incorporation, as amended, the Company has received a written consent from the majority Shareholders of the Company approving the Share Increase.

         The Board of Directors believes that consummation of the Share Increase is in the best interests of the Company and its Shareholders. Accordingly, on March 3, 2010, the Board unanimously approved the Share Increase and directed that it be submitted for stockholder approval.

         Under Nevada law and our Articles of Incorporation, as amended, , the affirmative vote of a majority of the votes entitled to be cast by holders of all shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), outstanding as of the close of business on March 5, 2010, is required to approve the Share Increase. Under our Articles of Incorporation, as amended, each share of Common Stock is entitled to one vote per share. As of March 3, 2010, there were outstanding 12,398,249 shares of Common Stock and 7,586 shares of Series A Preferred Stock, representing a total of 12,398,249 votes of Common Stock and 37,930,000 votes of Series A Preferred Stock. As permitted by the Nevada Revised Statutes, on March 3, 2010, the Company received a written consent in lieu of a meeting of Shareholders from holders of 890,929 shares of our common stock and shareholders owning an aggregate of 5,369 shares of our Series A Preferred Stock representing 55.11% of the total voting rights of the Company approving the Share Increase.

SHAREHOLDERS ARE NOT BEING ASKED FOR PROXIES TO VOTE THEIR SHARES WITH RESPECT TO THE SHARE INCREASE. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT AND NO MEETING OF SHAREHOLDERS WILL BE HELD TO CONSIDER THE SHARE INCREASE.

         The Share Increase will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our Shareholders.

         This Information Statement is furnished for the purposes of informing Shareholders, in the manner required under the Securities Exchange Act of 1934, as amended, of the Share Increase before it is consummated. This Information Statement is first being mailed on or about March 16, 2010 to holders of record of Common Stock as of the close of business on March 5, 2010.

Summary Term Sheet

         This Information Statement is being furnished to the Shareholders of AeroGrow International, Inc., a Nevada corporation, in connection with the prior approval by our Board of Directors, and the approval by written consent of a majority of our Shareholders, for the Share Increase. Throughout this Information Statement, we shall refer to the Share Increase as the “Shareholder Action.” The terms "we," "our," and the "Company" in this Information Statement refer to AeroGrow International, Inc.  References to "you" are to the Shareholders of AeroGrow International, Inc.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This Information Statement contains certain forward-looking statements, including statements regarding our "expectations," "beliefs," "goals," "hopes," "strategies," and the like. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking those safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are subject to change at any time and from time to time and that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results or developments to differ materially from those described in or contemplated or implied by such forward-looking statements include, without limitation, the risk that the assumptions upon which the forward-looking statements are based ultimately may prove to be incorrect or incomplete, as well as other risks and uncertainties that are described in the Company's filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

Summary Information In Question And Answer Format

         The following information in question and answer format, summarizes many of the material terms of the Company's proposed Shareholder Action.   For a complete description of the terms and conditions of the Shareholder Action, you are advised to carefully read this entire Information Statement and the other documents referred to herein.

What Vote Is Required To Approve The Shareholder Action?

         Approval of the Shareholder Action requires the affirmative vote of the holders of not less than a majority of the Company's outstanding common stock.

What Constitutes A Majority Of The Company's Outstanding Common Stock?

         On March 3, 2010, the Company had 12,398,249 shares of Common Stock issued and outstanding and 7,586 shares of Series A Preferred Stock issued and outstanding.  6,199,125 constitutes a majority of the shares of Common Stock issued and outstanding and 3,794 constitutes a majority of the shares of Series A Preferred Stock issued and outstanding.

Who Voted In Favor Of The Shareholder Action?

         Shareholders owning an aggregate of 890,929 shares of our common stock and shareholders owning an aggregate of 5,369 shares of our Series A Preferred Stock voted in favor of the Shareholder Action. Those shares combined represent 55.11% of the voting power of common stock and Series A Preferred Stock outstanding. Those shareholders consisted of Jack J. Walker, Lazarus Investment Partners LLLP, Michael S. Barish, Jervis B. Perkins, J. Michael Wolfe; and H. MacGregor Clarke.    Such shareholders shall be referred to as the" Majority Shareholders".

Will The Shareholders That Voted In Favor Of The Shareholder Action Have Any Special Interest in the Shareholder Action?

         No. None of the Majority Shareholders that voted in favor of the Shareholder Action will have any interest in those Actions different than the interest of all shareholders of the Company.
.
Why Isn't The Company Holding A Shareholders Meeting To Vote On The Proposed Shareholder Action?

         In order to lawfully close on the proposed Shareholder Action, Nevada law requires that a majority of shares of Common Stock vote in favor of the proposed Shareholder Action. The Shareholders voting in favor of the proposed Shareholder Action represent 55.11% of the shares outstanding, or a majority of the outstanding shares. Therefore, management concluded that because approving a transaction by the written consent of Shareholders can be faster than distributing a notice of meeting and proxy statement, and conducting a Shareholders meeting, and in light of the fact that Company management wanted to expedite the closing of the proposed Shareholder Action, management and the Board of Directors decided not to conduct a meeting of Shareholders. Instead, Shareholders owning approximately 55.11% of the shares signed a written consent approving the Shareholder Action and the transactions contemplated thereby.

What Will Happen To The Company After The Shareholder Action?

         Following the Shareholder Action, we expect to continue to market and distribute our products.

Why is the Share Increase Being Undertaken?

        The Share Increase is being undertaken due to the fact that on a fully converted basis, we already have issued and outstanding shares that nearly exhaust our authorized capital.  The increase in authorized shares will permit the Board to issue additional shares without further shareholder approval to raise additional capital or take advantage of future opportunities.

What Rights Do Shareholders Have To Dissent From The Shareholder Action?

         Company Shareholders do not have dissenters’ rights or the right to seek the appraisal of their shares under Nevada law.

What Are The Income Tax Consequences Of The Shareholder Action?

         There will be no federal or state income tax consequences to our shareholders as a result of the Shareholder Action.

Prior Stockholder Approval

         Our ability to undertake the Shareholder Action without a meeting of our Shareholders is authorized by Section 78.320(2) of the Nevada Revised Statutes.  That section generally provides that a Nevada corporation may substitute for action on a matter by its Shareholders at a meeting the written consent of the holders of outstanding shares of capital stock holding at least the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter are present and voted. In accordance with this provision, we obtained the written consent of the Majority Shareholders to the Shareholder Action. As a result of the action of the Majority Shareholders, we are not soliciting proxies, and there will be no further stockholder action on the Shareholder Action.

         Holders of record of the Company's Common Stock are entitled to notice of the action taken by written consent approving the Shareholder Action.

         Under Nevada law and our Articles of Incorporation, as amended, , the affirmative vote of a majority of the votes entitled to be cast by holders of all shares of our Common Stock outstanding as of the close of business on the Record Date, was required to approve the Shareholder Action. Each holder of Common Stock was entitled to one vote on each of the foregoing matters, for each share of Common Stock held by such stockholder. As of March 3, 2010, there were outstanding 12,398,249 shares of Common Stock and 7,586 shares of Series A Preferred Stock, representing a total of 12,398,249 votes of Common Stock and 37,930,000 votes of Series A Preferred Stock.   As of that date, the Majority Shareholders held 890,929  shares of Common Stock and 5,369 shares of Series A Preferred Stock and were entitled to cast a total of 27,735,929 votes, or 55.11% of the total votes entitled to be cast by all holders of our Common Stock.

         The action by written consent approving the Shareholder Action was effective on March 3, 2010.

Information About the Company

AeroGrow International, Inc. (“AeroGrow”) was formed as a Nevada corporation on March 25, 2002. AeroGrow merged with Wentworth I, Inc., a Delaware corporation on February 24, 2006, and AeroGrow was the surviving corporation.

After more than three years of initial research and product development, we began sales activities in March 2006. Since that time, we have significantly expanded all aspects of our operations in order to take advantage of what we believe to be an attractive market opportunity.  We have developed direct sales channels including web sales, direct television sales, including infomercials and 60 and 120 second television commercials, and a direct mail catalogue business with more than four million catalogues mailed in calendar 2009.  During the 2009 holiday season, AeroGarden products were also selling through approximately 4,500 retail storefronts in North America and more than a dozen countries internationally.   In the past two years we have significantly expanded our product lines, and now offer 11 different indoor garden models, more than 50 seed kits, and various gardening and kitchen accessories.

Dissenters' Rights

         In accordance with the Nevada General Corporation Law, our Shareholders do not have dissenters' or appraisal rights in connection with the Shareholder Action.

Certain Federal Income Tax Consequences

         The Shareholder Action will not result in any impact on our Shareholders for federal and state income tax purposes.

Government Approvals

         Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement and of the Nevada Revised Statutes in connection with the Shareholder Action, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with the Shareholder Action.

Voting Securities And Principal Holders Thereof

As of the Record Date, there were outstanding 12,398,249 shares of Common Stock, $0.001 par value.

The table shows the number of shares owned as of March 3, 2010 by our Directors and Officers and shareholders owning more than 5% of  outstanding common stock and Series A Preferred Stock owned as of March 3, 2010.  Each person has sole voting and investment power with respect to the shares shown, except as noted.

	Common Stock			Series A Preferred Stock
Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Number of Common Shares Acquirable Within 60 Days (2)	Percent of Class	Number of Series A Preferred Shares Beneficially Owned (1)	Number of Series A Preferred Shares Acquirable Within 60 Days (2)	Percent of Class	Percent Total Voting Power (3)

5% Stockholders

Jack J. Walker (4)	25,494,575	25,270,167	67.68%	4,974	1,324	55.82%	36.71%
Lazarus Investment Partners LLLP (5), (6)	7,392,856	6,890,000	38.33%	1,288	428	16.07%	9.54%
Mingkeda Industries Co., Ltd. (6), (7)	4,135,000	4,125,000	25.03%	825	275	10.49%	5.48%
Alpha Capital Anstalt (6)	4,116,000	4,100,000	24.95%	800	400	10.02%	4.01%
Michael S. Barish (8)	3,362,332	3,209,167	21.54%	603	201	7.74%	4.30%
Kayue Electric Company Ltd. (9)	2,825,000	2,825,000	18.56%	565	188	7.27%	3.75%
Thunder Funding LLC (6)	2,500,000	2,500,000	16.78%	500	500	6.18%	*
Jervis B. Perkins	2,008,000	2,002,500	13.94%	303	101	3.94%	2.02%
Joint Glory International Limited	1,925,010	1,862,505	13.50%	360	180	4.64%	1.91%
H. Leigh Severance (6), (10)	1,769,378	1,650,000	12.60%	325	108	4.22%	2.39%
J. Michael Wolfe	1,650,000	1,650,000	11.75%	270	90	3.52%	1.79%
Jerome P. Lauffenburger (6), (11)	1,161,334	1,021,000	8.65%	199	66	2.60%	1.60%
Wildernest Logistics Solutions Inc. (6), (12)	870,000	870,000	6.54%	174	58	2.52%	1.24%
Enable Capital Management LLC and affiliated holders (13)	840,000	840,000	6.35%	*	*	*	*
Optimal Joy Limited	800,000	800,000	6.06%	160	80	2.09%	*
H. MacGregor Clarke	797,500	792,500	6.05%	112	37	1.47%	*

Directors

Jack J. Walker (4)	25,494,575	25,270,167	67.68%	4,974	1,324	55.82%	36.71%
Michael S. Barish (6)	3,362,332	3,209,167	21.54%	603	201	7.74%	4.30%
Jervis B. Perkins	2,008,000	2,002,500	13.94%	303	101	3.94%	2.02%
H. MacGregor Clarke	797,500	792,500	6.05%	112	37	1.47%	*
Michael D. Dingman, Jr.	91,917	91,917	*	*	*	*	*

Named Executive Officers

Jack J. Walker (4)	25,494,575	25,270,167	67.68%	4,974	1,324	55.82%	36.71%
J. Michael Wolfe	1,650,000	1,650,000	11.75%	270	90	3.52%	1.79%
H. MacGregor Clarke	797,500	792,500	6.05%	112	37	1.47%	*
John K. Thompson	184,184	157,500	1.47%	9	3	*	*

All AeroGrow Named Executive Officers and Directors as a Group (7 Persons)	33,588,507	33,173,750	73.70%	6,271	1,756	67.13%	45.68%

* Less than 1 percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which include holding voting and investment power with respect to the securities.  Shares of common stock subject to preferred stock, options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.  Includes shares of common stock issuable upon conversion of Series A Convertible Preferred Stock.

(2)
The number of shares acquirable within 60 days includes any preferred stock, options or warrants currently exercisable or exercisable within the next 60 days.  This number is included in the number of shares beneficially owned.  Includes shares of common stock issuable upon conversion of Series A Convertible Preferred Stock.

(3)
The percent total voting power is based on the number of preferred shares and common shares presently held that could be voted.  It does not include any exercisable options or warrants.  Includes shares of common stock issuable upon conversion of Series A Convertible Preferred Stock.

(4)
Mr. Walker’s beneficial ownership includes 475 shares of preferred stock and warrants to purchase 273 shares of preferred stock that are held of record by M&J Walker Charitable Remainder Trust, of which Mr. Walker is a controlling person.   Mr. Walker’s beneficial ownership also includes 100 shares of preferred stock, warrants to purchase 50 shares of preferred stock, and 76,122 shares of common stock held of record by March Trade & Finance, Inc. of which Mr. Walker is a controlling person.

(5)
As of November 9, 2009, based on information provided in an Amendment to Schedule 13D as filed February 16, 2010.  Lazarus Investment Partners LLLP and its affiliates hold 860 shares of Series A preferred stock, warrants to purchase 428 shares of Series A preferred stock, 502,856 shares of common stock, and warrants to purchase 450,000 shares of common stock.  Lazarus Investment Partners LLLP’s address is 2401 East 2nd Avenue, #600, Denver, CO 80206.

(6)	Beneficial ownership is based on holdings known to the Company and may not include all shares of common stock beneficially owned but held in street name.
(7)	Mingkeda Industries Co. Ltd.’s address is 1825 Renmin E Road, Heshan City, Guangdong Province, China.
(8)	Mr. Barish’s address is Lazarus Investment Partners LLLP, 2401 East 2nd Avenue, #600, Denver, CO 80206.
(9)	Kayue Electric Company Ltd.’s address is Unit C, 19/F, Dragon Centre, 79 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong.
(10)
Mr. Severance’s beneficial ownership includes 106 shares of preferred stock, warrants to purchase an additional 53 shares of preferred stock, and 57,709 shares of common stock held of record by H. Leigh Severance, Inc. Profit Sharing Plan and Trust, of which Mr. Severance is a controlling person. Mr. Severance’s beneficial ownership also includes 5 shares of preferred stock, warrants to purchase an additional 2 shares of preferred stock, and 3,335 shares of common stock held of record by H. Leigh Severance, Inc. Pension Plan and Trust, of which Mr. Severance is a controlling person.  Mr. Severance’s address is 14282 E. Caley Ave., Aurora, CO 80016.

(11)	Mr. Lauffenburger’s address is 2095 Heritage Place, Erie, CO 80516.
(12)	Wildernest Logistics Solutions, Inc.’s address is 3500 N Windsor Dr., Suite 400, Aurora, CO 80011.
(13)
As of December 31, 2008, based on information provided in Schedule 13G as filed February 11, 2009.  According to these filings, Enable Capital Management, LLC (“ECM”) is the beneficial owner of warrants to purchase up to 840,000 shares of our common stock.  ECM is located at One Ferry Building, Suite 255, San Francisco, CA 94111.  Mr. Mitchell S. Levine is the managing member and majority owner of ECM.  Mr. Levine’s address is One Ferry Building, Suite 255, San Francisco, CA 94111.  ECM acts as the general partner and/or investment manager of Enable Growth Partners, L.P.  Enable Growth Partners L.P. is located at One Ferry Building, Suite 255, San Francisco, CA 94111.

Amendment to Articles of Incorporation, as amended, to increase the
Number of Authorized Shares of Common Stock

     The Board of Directors has adopted a resolution proposing and declaring the advisability of amending the Company’s Articles of Incorporation, as amended, to increase the number of shares of common stock that the Company is authorized to issue from 75,000,000 shares to 500,000,000 shares. The number of shares of preferred stock that the Company is authorized to issue will remain unchanged at 20,000,000 shares. The proposed increase in the authorized number of shares of common stock will give the Company additional shares to provide flexibility for the future. In particular, the Company may require additional funding for its operations and therefore may need the increased number of authorized shares to raise additional equity capital. In addition, the additional authorized shares may be used in the future for any other proper corporate purpose approved by the Board, including corporate mergers or acquisitions, shares reserved under stock option plans, stock dividends or splits, or other corporate purposes.  The terms of any shares of preferred stock that may be issued in the future would be determined by the Board of Directors.

These additional shares would be available for issuance from time to time for corporate purposes such as raising additional capital, making strategic acquisitions, entering into collaborative and licensing arrangements and employee recruitment and retention. We believe that the availability of the additional common shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Our future revenue may be insufficient to support the expenses of our operations and the planned expansion of our business. We therefore may need additional equity capital to finance our operations. We may seek to obtain such equity capital through the issuance of common stock or securities convertible into common stock.  The issuance of a substantial number of additional common shares may result in dilution of your ownership interest in the Company.

Potential Anti-Takeover Effect

The proposed Share Increase is not part of any plan to adopt a series of amendments having an anti-takeover effect, and the Company’s management presently does not intend to propose anti-takeover measures in future proxy solicitations. Subject to the limitations of Nevada law, it could be possible to use the additional shares of common stock that would become available for issuance if the Share Increase is approved to oppose a hostile takeover attempt or delay or prevent changes of control of the Company or changes in or removal of our management, including transactions that are favored by a majority of the independent shareholders or in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, our board of directors could, without further shareholder approval, strategically sell shares of our common stock in a private transaction to purchasers who would oppose a takeover or favor our current board of directors. The Share Increase is not being proposed in response to any effort, nor are we aware of any effort, to accumulate shares of our common stock or obtain control of the company.

Our Articles and Bylaws contain certain provisions that could make it more difficult for a third party to acquire a controlling interest without the consent of our board. These provisions may delay or prevent a change of control, even if the change of control would benefit the shareholders. In addition, the authority granted to the board by our Articles to issue shares of preferred stock and fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of any series so established could be used to delay or prevent a change of control. None of these provisions would be affected by the Share Increase.

Approval Of The Board Of Directors and Shareholders

         The Board of Directors of the Company, after careful consideration, has approved the Share Increase and has recommended that the Company's Shareholders vote for its adoption. Effective March 3, 2010, Shareholders holding 55.11% of the Company's shares of common stock outstanding executed a written consent in lieu of a Shareholders meeting approving the Share Increase.

Where You Can Find Additional Information

         We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1- (202) 942-8088. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our public filings are also available to the public from commercial document retrieval services.

SIGNATURES

Respectfully submitted,

AEROGROW INTERNATIONAL, INC.

Date: _____________, 2010	By:________________________ Jack J. Walker, Chairman and Chief Executive Officer